                                                                      EXHIBIT 11

                          LOCKHEED MARTIN CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                         Year ended December 31,
                                                        1996       1995        1994
                                                      --------    -------   --------
                                                    (In millions, except per share data)
ASSUMING NO DILUTION:
Average number of common shares outstanding               189.1      189.3     187.0
                                                         ======     ======    ======

Earnings before cumulative effect of
  change in accounting                                   $1,347     $  682    $1,055

  Less:  Preferred stock dividends                          (60)       (60)      (60)
                                                         ------     ------    ------

Earnings before cumulative effect of change
  in accounting applicable to common stock                1,287        622       995

Cumulative effect of change in accounting                     -          -       (37)
                                                         ------     ------    ------
Net earnings applicable to common stock                  $1,287     $  622    $  958
                                                         ======     ======    ======

Earnings per common share:
 Before cumulative effect of change in accounting        $ 6.80     $ 3.28    $ 5.32
 Cumulative effect of change in accounting                   -           -      (.20)
                                                         ------     ------    ------
                                                         $ 6.80     $ 3.28    $ 5.12
                                                         ======     ======    ======

                          LOCKHEED MARTIN CORPORATION

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                         Year ended December 31,
                                                        1996        1995      1994
                                                      --------    -------   --------
                                                    (In millions, except per share data)
ASSUMING FULL DILUTION:
Average number of common shares outstanding          189.1         189.3     187.0

Dilutive stock options-based on the treasury stock
  method using the year-end market prices,
  if higher than average market price                  5.0           5.0       2.4

Assumed conversion of the Convertible Series A
  Preferred Stock                                     28.9          28.9      28.9
                                                    ------        ------    ------
                                                     223.0         223.2     218.3
                                                    ======        ======    ======
Earnings before cumulative effect of change
  in accounting                                     $1,347        $  682    $1,055

Cumulative effect of change in accounting                -             -       (37)
                                                    ------        ------    ------
Net earnings                                        $1,347        $  682    $1,018
                                                    ======        ======    ======
Earnings per common share:
  Before cumulative effect of change in accounting  $ 6.04        $ 3.05    $ 4.83
  Cumulative effect of change in accounting              -             -      (.17)
                                                    ------        ------    ------
                                                    $ 6.04        $ 3.05    $ 4.66
                                                    ======        ======    ======